Exhibit 23.2

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center 90 South Seventh Street

Minneapolis Minnesota 55402-3901

Phone +1 612 766 7000

Fax +1 612 766 1600

April 23, 2025

Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94104

Ladies and Gentlemen:

We have acted as counsel for Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3, as amended, File No. 333-269514 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the issuance from time to time of debt securities.

We hereby consent to the reference to us under the headings “United States Federal Tax Considerations” or “U.S. Federal Income Tax Considerations” in any pricing supplement or prospectus supplement relating to the offer and sale of any particular debt securities prepared and filed by the Company with the Securities and Exchange Commission pursuant to the Registration Statement on this date, on any future date or on any prior date. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

By:	/s/ Faegre Drinker Biddle & Reath LLP
FAEGRE DRINKER BIDDLE & REATH LLP